                                   EXHIBIT 11
                           SI DIAMOND TECHNOLOGY, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE

                                              Three Months ended Sept. 30,     Nine Months ended Sept. 30,
                                              ----------------------------    ----------------------------
                                                  2001            2000            2001            2000
                                              ------------    ------------    ------------    ------------
Computation of loss per common share:

   Net loss applicable to common shares       $ (1,325,504)   $ (1,402,873)   $ (3,902,949)   $ (4,806,163)

   Weighted average number of common shares     66,041,136      58,348,597      63,971,176      56,539,673

   Net income (loss) per common share         $      (0.02)   $      (0.02)   $      (0.06)   $      (0.09)

Computation of income (loss) per common
   share assuming full dilution**


** No computation of diluted loss per common share is included for any period because such computation results in an antidilutive loss per common share.